POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Lichtenstein as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-11 and all pre- and post-effective amendments to the Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent and his substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in counterparts and all such duly executed counterparts shall together constitute the same instrument. This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney expressly provides that it revokes this Power of Attorney by referring to the date and subject hereof.

The “CAUTION TO THE PRINCIPAL” and “IMPORTANT INFORMATION FOR THE AGENT” statements below are required under the New York General Obligations Law. Notwithstanding anything to the contrary contained therein, this Power of Attorney is limited to the powers granted as described above and DOES NOT grant the attorneys-in-fact and agents the authority to spend the undersigned’s money or sell or dispose of the undersigned’s property.

CAUTION TO THE PRINCIPAL: Your Power of Attorney is an important document. As the “principal,” you give the person whom you choose (your “agent”) powers to spend your money and sell or dispose of your property during your lifetime without telling you. You do not lose your authority to act even though you have given your agent similar powers. When your agent exercises these powers, he or she must act according to any instructions you have provided, or, where there are no specific instructions, in your best interest. “Important Information for the Agent” near the end of this document describes your agent’s responsibilities. Your agent can act on your behalf only after signing the Power of Attorney before a notary public. You can request information from your agent at any time. You can revoke or terminate your Power of Attorney at any time for any reason as long as you are of sound mind. If you are no longer of sound mind, a court can remove an agent for acting improperly. Your agent cannot make health care decisions for you. You may execute a “Health Care Proxy” to do this. The law governing Powers of Attorney is contained in the New York General Obligations Law, Article 5, Title 15. This law is available at a law library, or online through the New York State Senate or Assembly websites, www.senate.state.ny.us or www.assembly.state.ny.us. If there is anything about this document that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

IMPORTANT INFORMATION FOR THE AGENT: When you accept the authority granted under this Power of Attorney, a special legal relationship is created between you and the principal. This relationship imposes on you legal responsibilities that continue until you resign or the Power of Attorney is terminated or revoked. You must: (1) act according to any instructions from the principal, or, where there are no instructions, in the principal’s best interest; (2) avoid conflicts that would impair your ability to act in the principal’s best interest; (3) keep the principal’s property separate and distinct from any assets you own or control, unless otherwise permitted by law; (4) keep a record of all receipts, payments, and transactions conducted for the principal; and (5) disclose your identity as an agent whenever you act for the principal by writing or printing the principal’s name and signing your own name as “agent” in the following manner: (Principal’s Name) by (Your Signature) as Agent. You may not use the principal’s assets to benefit yourself or anyone else or give gifts to yourself or anyone else unless there is a Statutory Gifts Rider attached to this Power of Attorney that specifically gives you that authority. If you have that authority, you must act according to any instructions of the principal, or, where there are no such instructions, in the principal’s best interest. You may resign by giving written notice to the principal and to any co-agent, successor agent, monitor if one has been named in this document, or the principal’s guardian if one has been appointed. If there is anything about this document or your responsibilities that you do not understand, you should seek legal advice.

The meaning of the authority given to you is defined in New York’s General Obligations Law, Article 5, Title 15. If it is found that you have violated the law or acted outside the authority granted to you in the Power of Attorney, you may be liable under the law for your violation.

NAME	CAPACITY	DATE

/s/ Donna Brandin	Chief Financial Officer and Treasurer	October 11, 2011
Donna Brandin

/s/ Edward J. Glickman	Director	October 11, 2011
Edwin J. Glickman

/s/ George R. Whittemore	Director	October 11, 2011
George R. Whittemore

/s/ Shawn R. Tominus	Director	October 11, 2011
Shawn R. Tominus

/s/ Bruno de Vinck	Senior Vice President, Secretary and Director	October 11, 2011
Bruno de Vinck